Exhibit 10.12

AMENDMENTS TO ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

2001 NONSTATUTORY STOCK OPTION PLAN (the “2001 Plan”)

1. Section XIV of the 2001 Plan hereby is amended to add the following sentence at the end thereof:

“C. A Participant may elect to satisfy the withholding requirement in connection with the exercise of an Option, in whole or in part, by authorizing the Company to withhold whole Shares of Common Stock that would otherwise be delivered to the Participant, valued at their fair market value on the date of exercise, not in excess of any applicable withholding taxes; provided, however, that the Shares of Common Stock to be withheld may not have a fair market value in excess of the amount determined by applying the minimum statutory rate; and provided further that such authority to authorize the withholding of Shares of Common Stock shall only apply in connection with the exercise of Options prior to the consummation of the transactions contemplated by Agreement and Plan of Merger dated as of March 17, 2008 by and among Misys plc, Misys Healthcare Systems, LLC, Allscripts Healthcare Solutions Inc. and Patriot Merger Company, LLC. Any fraction of a Share of Common Stock that would be required to satisfy such withholding requirement shall be disregarded and the remaining amount due shall be paid in cash by the Participant.”

2. Section V.I.(4) of the 2001 Plan is hereby deleted in its entirety.

As adopted by the Board of Directors in August, 2008.